                                                     Exhibit 11
                              American Safety Insurance Holdings, Ltd. and subsidiaries
                                          Computation of Earnings Per Share

                                                                   Three Months Ended

                                                               March 31,         March 31,
                                                                 2007               2006

Basic:
Earnings available to common
shareholders........................                           $ 7,092,100       $4,100,999
                                                                 =========        =========
Weighted average common shares
outstanding.........................                            10,555,849        6,762,687

Basic earnings per common shares ...                           $      0.67       $     0.61
                                                                 =========         ========

Diluted:
Earnings available to common
shareholders..........................                         $ 7,092,100       $4,100,999
                                                                 =========        =========

Weighted average common shares
outstanding............................                         10,555,849        6,762,687

Weighted average common shares
equivalents associated with options....                            375,090          401,557

Total weighted average common
shares.................................                         10,930,939        7,164,244
                                                                ==========       ==========

Diluted earnings per common
shares..............................                           $      0.65        $    0.57
                                                                ==========        =========